As filed with the Securities and Exchange Commission on April 6, 2010

Registration Statement No. 333-165070

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Amendment No. 1 to the
FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

VIPER RESOURCES, INC.
(Exact name of registrant as specified in its charter)

Nevada	1381	26-2113613
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Massimiliano Pozzini
Chief Executive Officer
Uptown Center	Viper Resources, Inc.
2100 West Loop South, Suite 900	2100 West Loop South, Suite 900
Houston, TX 77027	Houston, TX 77027
(832) 476-8941	(832) 476-8941

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)	(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of communications to:

Amy M. Trombly, Esq.
1320 Centre Street, Suite 202
Newton, MA 02459
Phone (617) 243-0060
Fax (617) 243-0066

Approximate date of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of		Proposed Maximum	Proposed Maximum	Amount of
Securities to be	Amount to be	Offering Price	Aggregate	Registration
Registered	Registered (1)	Per Unit (2)	Offering Price (2)	Fee (3)
Common Stock, par value $0.00001	14,500,000	$0.12	$1,740,000	$124.06

(1)
Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this registration statement shall be deemed to cover additional securities that may be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)
Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) based on the average of the high and low prices of the registrant’s common stock as reported on the Over-The-Counter Bulletin Board on March 31, 2010.

(3)	Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is declared effective. This prospectus is not an offer to sell these securities, and we are not soliciting offers to buy these securities, in any state where the offer or sale is not permitted.

PROSPECTUS

VIPER RESOURCES, INC.
OFFERING UP TO 14,500,000 COMMON SHARES

This prospectus relates to the offer and resale of up to 14,500,000 shares of our common stock, par value $0.00001 per share, by the selling stockholder, Dutchess Opportunity Fund, II, LP, which Dutchess has agreed to purchase pursuant to the investment agreement we entered into with Dutchess on January 28, 2010.  Subject to the terms and conditions of the investment agreement, which we refer to in this prospectus as the “Investment Agreement,” we have the right to “put,” or sell, up to $5 million in shares of our common stock to Dutchess.  This arrangement is sometimes referred to as an “Equity Line.”

We will not receive any proceeds from the resale of these shares of common stock offered by Dutchess.  We will, however, receive proceeds from the sale of shares to Dutchess pursuant to the Equity Line.  When we put an amount of shares to Dutchess, the per share purchase price that Dutchess will pay to us in respect of such put will be determined in accordance with a formula set forth in the Investment Agreement.  Generally, in respect of each put, Dutchess will pay us a per share purchase price equal to 94% of the highest posted bid price of our common stock during the five consecutive trading day period beginning on the trading day immediately following the date Dutchess receives our put notice.

Dutchess may sell the shares of common stock from time to time at the prevailing market price on the Over-the-Counter (OTC) Bulletin Board, or OTCBB, or on an exchange if our shares of common stock become listed for trading on such an exchange, or in negotiated transactions.  Dutchess is an “underwriter” within the meaning of the Securities Act of 1933, as amended, in connection with the resale of our common stock under the Equity Line.

Our common stock is quoted on the OTCBB under the symbol “VPRS.OB.” The last reported sale price of our common stock on the OTCBB on March 31, 2010 was $0.12 per share.

THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD PURCHASE
SECURITIES ONLY IF YOU CAN AFFORD A COMPLETE LOSS.

SEE “RISK FACTORS” BEGINNING ON PAGE 2.

We will be responsible for all fees and expenses incurred in connection with the preparation and filing of this registration statement, provided, however, we will not be required to pay any underwriters’ discounts or commissions relating to the securities covered by the registration statement.

You should read this prospectus and any prospectus supplement carefully before you decided to invest.  You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this document.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

Subject to Completion, the date of this Prospectus is April 6, 2010.

TABLE OF CONTENTS

Prospectus Summary	4
The Offering	4
Risk Factors	5
Use of Proceeds	8
Selling Stockholder	8
Plan of Distribution	9
Description of Securities Being Registered	10
Interests of Named Experts and Counsel	10
Statement Regarding Forward Looking Statements	10
Information About the Company	11
Description of Business	11
Description of Property	13
Legal Proceedings	13
Market Price of and Dividends on Common Equity and Related Stockholder Matters	14
Management’s Discussion and Analysis of Financial Condition and Results of Operations	14
Changes in and Disagreements with Accountants on Accounting and Financial Disclosure	17
Quantitative and Qualitative Disclosures About Market Risk	18
Directors, Executive Officers and Corporate Governance	18
Executive Compensation	19
Security Ownership and Certain Beneficial Owners and Management	20
Certain Relationships and Related Transactions, Director Independence	20
Legal Matters	21
Experts	21
Financial Statements	22

VIPER RESOURCES, INC.

PROSPECTUS SUMMARY

The following information is a summary of the prospectus and it does not contain all of the information you should consider before making an investment decision. You should read the entire prospectus carefully, including the financial statements and the notes relating to the financial statements.

ABOUT US

We incorporated under the laws of the State of Nevada in November, 2005.  Our principal executive offices are located at 134 Uptown Centre, 2100 West Loop South, Suite 900, Houston, TX 77027.  Our telephone number is (832) 476-8941. Our fiscal year end is May 31. Our website is www.viper-resources.com. Information contained on our website does not constitute part of this prospectus.

We are currently in the exploration stage as an oil and gas exploration company and presently engaged in limited oil and gas activities in Utah and Montana.  We develop properties and any other prospects that we may acquire an interest in and we do not currently offer any products or services for sale.  During the exploration and drilling process, if we determine that there are commercial quantities of oil and natural gas on our properties, we plan to produce the oil and natural gas and sell it at the wellhead.  To date, we have not realized any revenues from our operations.

SUMMARY FINANCIAL DATA

Because this is only a summary of our financial information, it does not contain all of the financial information that may be important to you.  Therefore, you should carefully read all of the information in this prospectus and any prospectus supplement, including the financial statements and their explanatory notes and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” before making a decision to invest in our common stock.  The information contained in the following summary is derived from our financial statements for the quarters ended November 30, 2009 and 2008 and the fiscal years ended May 31, 2009 and 2008.

	Quarter Ended	Quarter Ended	Year ended	Year ended
	11/30/2009	11/30/2008	05/31/2009	05/31/2008
Revenue	$0	$0	$0	$0
Cost of sales	0	0	0	0
Gross profit	0	0	0	0

Advertising	0	0	0	1,495
Exploration Costs	0	2,944	0	141,756
General and administrative	180,733	65,294	279,350	44,839
Total Operating expenses	180,733	68,238	279,350	188,090

Loss from operations	(180,733)	(68,238)	(279,350)	(188,090)
Other income (expense)	0	(1,659)	(6,638)	(3,729)
Net loss	$(180,733)	(69,897)	$(285,988)	$(191,819)

THE OFFERING

This prospectus relates to the resale of up to 14,500,000 shares of our common stock by Dutchess Opportunity Fund, II, LP.  Dutchess will acquire our common stock pursuant to the terms and conditions of the Investment Agreement.

The Investment Agreement with Dutchess provides that Dutchess is committed to purchase from us, from time to time, up to $5,000,000 of our common stock over the course of thirty-six months.  We may draw on the facility from time to time, as and when we determine appropriate in accordance with the terms and conditions of the Investment Agreement.  The amount that we are entitled to Put in any one notice will be equal to either 1) 200% of the average daily volume of the common stock for the 3 trading days prior to the applicable Put notice date, multiplied by the average of the 3 daily closing prices immediately preceding the Put date or 2) $100,000.  When we “put,” or sell, an amount of shares to Dutchess, the per share purchase price that Dutchess will pay to us in respect of such put will be determined in accordance with a formula set forth in the Investment Agreement.  Generally, in respect of each put, Dutchess will pay us a per share purchase price equal to 94% of the highest posted bid  price of our common stock during the five consecutive trading day period beginning on the trading day immediately following our put notice.  The initial number of shares issuable by us and purchasable by Dutchess under the Investment Agreement is 14,500,000 shares.

Common stock outstanding as of March 31, 2010	78,510,154

Securities Offered	Up to 14,500,000 shares of our common stock by Dutchess, the selling stockholder.

Offering Price	To be determined by the prevailing market price for the shares at the time of sale.

Use of Proceeds
We will not receive any proceeds from the sale of the shares by the selling stockholder.  We will, however, receive proceeds from the shares of our common stock that we sell to Dutchess under the Equity Line.  See “Use of Proceeds” section.

Risk Factors
An investment in our common stock involves a high degree of risk.  See “Risk Factors” beginning on page 2 and the other information in this prospectus for a discussion of the factors you should consider before investing in the shares of common stock offered hereby.

Stock Symbol	VPRS.OB

RISK FACTORS

Risks Related to Our Business

We have minimal operations, have never had any revenues, have no current prospects for future revenues, and have losses which we expect to continue into the future. As a result, we may have to suspend or cease operations.

We are in the exploration stage as an oil and gas exploration company and are presently engaged in limited oil and gas activities.   We had minimal operations and generated no operating revenues since inception. We have no operating history upon which an evaluation of our future success or failure can be made.  As of our last quarter ended November 30, 2009, we had an accumulated deficit of $875,891.  We have never had any revenues from operations and we do not have any current prospects for future revenues. Our ability to achieve and maintain profitability and positive cash flow is dependent upon

•	our ability to locate oil and gas;

•	our ability to generate revenues from the sale of oil and gas; and

•	our ability to reduce exploration costs.

Based upon current plans, we expect to incur operating losses in future periods. This will happen because there are expenses associated with the research and exploration of our properties. As a result, we may not generate revenues in the future. Failure to generate revenues will cause us to suspend or cease operations.  Further, we have not considered and will not consider any activity beyond our current exploration program until we have completed our exploration program.

Because our auditors have issued a going concern opinion, there is substantial uncertainty we will continue operations in which case you could lose your investment.

In their report dated July 24, 2009, our independent registered public accounting firm, Ronald R. Chadwick, P.C., stated that our financial statements for the year ended May 31, 2009 were prepared assuming the company will continue as a going concern.   This means that there is substantial doubt that we can continue as an ongoing business.  During our recent quarterly period ended November 30, 2009 we incurred a net loss of $180,733.  During our fiscal year ended May 31, 2009 we incurred a net loss of $285,988.  We will need to generate significant revenue in order to achieve profitability and we may never become profitable.  The going concern paragraph in the independent auditor’s report emphasizes the uncertainty related to our business as well as the level of risk associated with an investment in our common stock.

Oil and gas prices are volatile and a substantial decrease in oil and gas prices would adversely affect our operations.

Oil and gas prices historically have been volatile and will likely to continue to be volatile in the future.  The prices for oil and gas are subject to wide fluctuation in response to relatively minor changes in the supply of and demand for oil and gas, market uncertainty, worldwide economic conditions, weather conditions, and political conditions in major oil producing regions.  A significant decrease in price levels for an extended period would negatively affect our operations and you could lose all or part of your investment.

Title to our oil and gas leases could be defective in which case we may not own the interest in a property to conduct operations which would materially affect our business.

It is customary in the oil and gas industry that upon acquiring an interest in a property, that only a preliminary title investigation be done at that time.  We intend to follow this custom.  If the title to the prospects should prove defective, we could lose the costs of acquisition, or incur substantial costs for curative title work.

If during our exploration activities we discover gas, our wells could be curtailed by lack of market demand and any potential revenues we generate could be curtailed.

Production from gas wells in many geographic areas of the United States has been curtailed, or shut-in, for considerable periods of time due to a lack of market demand, and such curtailments may continue for a considerable period of time in the future. There may be an excess supply of gas in areas where our operations will be conducted. In such event, it is possible that there will be no market or a very limited market for our gas production. It is customary in many portions of Colorado to shut-in gas wells in the spring and summer when there is not sufficient demand for gas. This could result in suspension of revenues.

Operating and environmental hazards on the properties where we operate could have a negative impact on our business.

We may encounter hazards incident to the operation of oil and gas properties, such as accidental leakage of petroleum liquids and other unforeseen conditions, if we participate in developing a well and, on occasion, substantial liabilities to third parties or governmental entities may be incurred. We could be subject to liability for pollution and other damages or may lose substantial portions of prospects or producing properties due to hazards which cannot be insured against or which have not been insured against due to prohibitive premium costs or for other reasons. We currently do not maintain any insurance for environmental damages. Governmental regulations relating to environmental matters could also increase the cost of doing business or require alteration or cessation of operations in certain areas.

The probability of an individual prospect ever having oil and gas is extremely remote and therefore any funds we spend on exploration will likely be lost.

The probability of an individual prospect ever having oil and gas is extremely remote. In all probability, the property does not contain any oil and gas.  As such, any funds spent on exploration will probably be lost which will have a negative effect on our operations and a loss of your investment.

We require a significant amount of capital for our operations and failure to raise sufficient funds will cause our operations to cease and your investment will be lost.

Oil and gas exploration requires significant outlays of capital and in many situations offers limited probability of success.  We need to raise a significant amount of capital to pay for our planned exploration and development activities.  If we cannot raise the capital we require or find partners that can fund our required expenditures, we will not be able to drill as necessary and our business will likely fail.  Even assuming that we obtain the financing we require, if we do not discover and produce commercial quantities of oil and natural gas, we will not have any products or services to offer and our business could fail.

We depend upon our executive officers and key personnel.

Our performance depends substantially on the performance of our executive officer, namely our Chief Executive Officer and Chief Financial Officer, Massimiliano Pozzoni.  Management's decisions and choices may not take into account standard engineering or managerial approaches to oil and gas exploration which may negatively affect our financial results.  In addition, the loss of Mr. Pozzoni’s services could cause irreparable harm that would result in the complete loss of your investment.

Our future success will also depend to a large extent our ability to attract, train, retain and motivate qualified employees for expansion of operations.  Competition for talented personnel is intense, and we may not be able to attract highly qualified technical or managerial personnel.  In addition, market conditions may require us to pay higher compensation to qualified management and technical personnel than we currently anticipate.  Any inability to attract and retain qualified personnel in the future could have a material adverse affect on our business, prospects, financial condition and results of operation.

Risks Related to This Offering

We are registering the resale of 14,500,000 shares of common stock which may be issued to Dutchess under the Equity Line.  The resale of such shares by Dutchess could depress the market price of our common stock and you may not be able to sell your investment for what you paid for it.

We are registering the resale of 14,500,000 shares of common stock under the registration statement of which this prospectus forms a part.  We may issue up to that number of shares to Dutchess pursuant to the Equity Line.  The sale of these shares into the public market by Dutchess could depress the market price of our common stock and you may not be able to sell your investment for what you paid for it.

Existing stockholders could experience substantial dilution upon the issuance of common stock pursuant to the Equity Line.

Our Equity Line with Dutchess contemplates our issuance of up to 14,500,000 shares of our common stock to Dutchess, subject to certain restrictions and obligations.  If the terms and conditions of the Equity Line are satisfied, and we choose to exercise our Put rights to the fullest extent permitted and sell 25,000,000 shares of our common stock to Dutchess, our existing stockholders’ ownership will be diluted by such sales.  Consequently, the value of your investment may decrease.

Dutchess will pay less than the then-prevailing market price for our common stock under the Equity Line.

The common stock to be issued to Dutchess pursuant to the Investment Agreement will be purchased at a 6% discount to the highest closing bid price of our common stock during the five consecutive trading day period beginning on the trading day immediately following the date of delivery of a put notice by us to Dutchess, subject to certain exceptions.  Dutchess has a financial incentive to sell our common stock upon receiving the shares to realize the profit equal to the difference between the discounted price and the market price. If Dutchess sells the shares, the price of our common stock could decrease.

We may not be able to access sufficient funds under the Equity Line when needed.

Our ability to put shares to Dutchess and obtain funds under the Equity Line is limited by the terms and conditions in the Investment Agreement, including restrictions on when we may exercise our put rights, restrictions on the amount we may put to Dutchess at any one time, which is determined in part by the trading volume of our common stock, and a limitation on Dutchess’s obligation to purchase if such purchase would result in Dutchess beneficially owning more than 4.99% of our common stock. Accordingly, the Equity Line may not be available to satisfy all of our funding needs.

Risks Related to Our Common Stock

Investors who purchase shares of our common stock should be aware of the possibility of a total loss of their investment.

An investment in our common stock involves a substantial degree of risk.  Before making an investment decision, you should give careful consideration to the risk factors described in this section in addition to the other information contained in this annual report.  The risk factors described herein, however, may not reflect all of the risks associated with our business or an investment in our common stock.  You should invest in our Company only if you can afford to lose your entire investment.

Our current management holds significant control over our common stock and they may be able to control our Company indefinitely.

Our management has significant control over our voting stock which may make it difficult to complete some corporate transactions without their support and may prevent a change in control.   As of March 31, 2010, our President, Chief Executive Officer and Chief Financial Officer, Massimiliano Pozzoni, owns 35,000,000 shares, or 44.58%, of our outstanding common stock.   As a result of this substantial ownership in our common stock, Mr. Pozzoni may have considerable influence over the outcome of all matters submitted to our stockholders for approval, including the election of directors. In addition, this ownership could discourage the acquisition of our common stock by potential investors and could have an anti-takeover effect, possibly depressing the trading price of our common stock.

“Penny stock” rules may make buying or selling our securities difficult, which may make our stock less liquid and make it harder for investors to buy and sell our securities.

Our common stock currently trades on the Over-the-Counter Bulletin Board.  If the market price per share of our common stock is less than $5.00, the shares may be “penny stocks” as defined in the Securities Exchange Act of 1934, as amended, referred to as the Exchange Act.  As a result, an investor may find it more difficult to dispose of or obtain accurate quotations as to the price of these securities.  In addition, “penny stock” rules adopted by the SEC under the Exchange Act subject the sale of these securities to regulations which impose sales practice requirements on broker-dealers.  For example, broker-dealers selling penny stocks must, prior to effecting the transaction, provide their customers with a document that discloses the risks of investing in penny stocks.

Furthermore, if the person purchasing the securities is someone other than an accredited investor or an established customer of the broker-dealer, the broker-dealer must also approve the potential customer’s account by obtaining information concerning the customer’s financial situation, investment experience and investment objectives.  The broker-dealer must also make a determination whether the customer has sufficient knowledge and experience in financial matters to be reasonably expected to be capable of evaluating the risk of transactions in penny stocks. Accordingly, the SEC’s rules may limit the number of potential purchasers of shares of our common stock.  Moreover, various state securities laws impose restrictions on transferring “penny stocks,” and, as a result, investors in our securities may have their ability to sell their securities impaired.

If an active, liquid trading market for our common stock does not develop, you may not be able to sell your shares quickly or at or above the price you paid for it.

Although our common stock currently trades on the Over-the-Counter Bulletin Board, an active and liquid trading market for our common stock has not yet and may not ever develop or be sustained.  You may not be able to sell your shares quickly or at or above the price you paid for our stock if trading in our stock is not active.

We do not expect to pay dividends in the foreseeable future.

We do not anticipate paying cash dividends on our common stock in the foreseeable future. Any payment of cash dividends will depend on our financial condition, results of operations, capital requirements and other factors and will be at the discretion of our board of directors.

USE OF PROCEEDS

We will not receive any proceeds from the resale of our common stock offered by Dutchess.  We will, however, receive proceeds from the sale of our common stock to Dutchess pursuant to the Investment Agreement.  The proceeds from our exercise of the put option pursuant to the Investment Agreement will be used for working capital and general corporate purposes.

SELLING STOCKHOLDER

The information provided in the table and discussions below has been obtained from Dutchess, the selling stockholder.  The selling stockholder may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time or from time to time since the date on which it provided the information regarding the shares, all or a portion of the shares of common stock beneficially owned in transactions exempt from the registration requirements of the Securities Act.  As used in this prospectus, “selling stockholder” includes the person or persons listed in the table below, and the donees, pledgees, transferees or other successors-in-interest selling shares received from the named selling stockholder as a gift, pledge, distribution or other transfer.

Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the Commission under the Securities Exchange Act of 1934. Unless otherwise noted, each person or group identified possesses sole voting and investment power with respect to the shares, subject to community property laws where applicable.

Name of Selling Security Holder	Ownership Before Offering	Percentage Before Offering	Number of Shares to be Sold under this Prospectus		Number of Shares Owned After Offering(1)	Percentage Owned After Offering(1)
Dutchess Opportunity Fund, II, LP (2)	0	0	14,500,000	(3)	0	0

(1)	These numbers assume the selling stockholder sells all of its shares being offered pursuant to this prospectus.

(2)
Dutchess is a Delaware limited partnership controlled by Dutchess Capital Management, II, LLC.  Michael Novielli and Douglas H. Leighton are directors of Dutchess Capital Management, II, LLC with voting and investment power over the shares.

(3)	Represents the maximum number of shares issuable by us and purchasable by Dutchess under the Investment Agreement, all of which are being offered by the selling stockholder under this prospectus.

PLAN OF DISTRIBUTION

The purpose of this prospectus is to permit the selling stockholder to offer and resell up to an aggregate of 14,500,000 shares of our common stock at such times and at such places as they choose.  In this section of the prospectus, the term “selling stockholder” includes the partners, pledgees, donees, transferees or other successors-in-interest of the selling stockholder, which may sell shares received after the date of this prospectus from the selling stockholder as a pledge, gift, partnership or similar distribution or other non-sale related transfer. To the extent required, we may amend and supplement this prospectus from time to time to describe a specific plan of distribution. The decision to sell any shares offered pursuant to this prospectus is within the sole discretion of the selling stockholder.

The distribution of the common stock by the selling stockholder may be effected from time to time in one or more transactions.  Any of the common stock may be offered for sale, from time to time, by the selling stockholder at prices and on terms then obtainable, at fixed prices, at prices then prevailing at the time of sale, at prices related to such prevailing prices, or in negotiated transactions at negotiated prices or otherwise. The common stock may be sold by one or more of the following methods:

·
on the OTC Bulletin Board or any other national common stock exchange or automated quotation system on which our common stock is traded, which may involve transactions solely between a broker-dealer and its customers which are not traded across an open market and block trades;

·	through one or more dealers or agents (which may include one or more underwriters), including, but not limited to:

o	block trades in which the broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;

o	purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;

o	ordinary brokerage transactions;

o	transactions in which the broker solicits purchasers;

·	directly to one or more purchasers;

·	combination of these methods.

Dutchess and any broker-dealers who act in connection with the sale of its shares are “underwriters” within the meaning of the Securities Act, and any discounts, concessions or commissions received by them and profit on any resale of the shares as principal may be deemed to be underwriting discounts, concessions and commissions under the Securities Act. Because the selling stockholder is an “underwriter” within the meaning of the Securities Act, it will be subject to the prospectus delivery requirements of the Securities Act, including Rule 172 thereunder.

The selling stockholder or its underwriters, dealers or agents may sell the common stock to or through underwriters, dealers or agents, and such underwriters, dealers or agents may receive compensation in the form of discounts or concessions allowed or reallowed.  Underwriters, dealers, brokers or other agents engaged by the selling stockholder may arrange for other such persons to participate.  Any fixed public offering price and any discounts and concessions may be changed from time to time.  Underwriters, dealers and agents who participate in the distribution of the common stock may be deemed to be underwriters within the meaning of the Securities Act, and any discounts or commissions received by them or any profit on the resale of shares by them may be deemed to be underwriting discounts and commissions thereunder.  The proposed amounts of the common stock, if any, to be purchased by underwriters and the compensation, if any, of underwriters, dealers or agents will be set forth in a prospectus supplement.

Unless granted an exemption by the SEC from Regulation M under the Exchange Act, or unless otherwise permitted under Regulation M, the selling stockholder will not engage in any stabilization activity in connection with our common stock, will furnish each broker or dealer engaged by the selling stockholder and each other participating broker or dealer the number of copies of this prospectus required by such broker or dealer, and will not bid for or purchase any common stock of ours or attempt to induce any person to purchase any of the common stock other than as permitted under the Exchange Act.

We will not receive any proceeds from the sale of these shares of common stock offered by the selling stockholder. We shall use our reasonable efforts to prepare and file with the SEC such amendments and supplements to the registration statement and this prospectus as may be necessary to keep such registration statement effective and to comply with the provisions of the Securities Act with respect to the disposition of the common stock covered by the registration statement for the period required to effect the distribution of such common stock.

We are paying certain expenses incidental to the offering and sale of the common stock to the public, which are estimated to be approximately $40,000.  If we are required to update this prospectus during such period, we may incur additional expenses in excess of the amount estimated above.

In order to comply with certain state securities laws, if applicable, the common stock will be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states the shares of common stock may not be sold unless they have been registered or qualify for sale in such state or an exemption from registration or qualification is available and is complied with.

DESCRIPTION OF SECURITIES TO BE REGISTERED

The following description of our capital stock and provisions of our Articles of Incorporation, as amended, and Bylaws is only a summary. You should also refer to our Articles of Incorporation, as amended, a copy of which is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part, and our Bylaws, a copy of which is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part.

Common Stock

We are authorized to issue up to a total of 300,000,000 shares of common stock, $0.00001 par value per share. Each holder of common stock is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders.  We have not provided for cumulative voting for the election of directors in our Articles of Incorporation, as amended. This means that the holders of a majority of the shares voted can elect all of the directors then standing for election. Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of our common stock are entitled to receive dividends out of assets legally available at the times and in the amounts that our board of directors may determine from time to time.

Holders of common stock have no preemptive subscription, redemption or conversion rights or other subscription rights. Upon our liquidation, dissolution or winding-up, the holders of common stock are entitled to share in all assets remaining after payment of all liabilities and the liquidation preferences of any outstanding preferred stock. Each outstanding share of common stock is, and all shares of common stock to be issued in this offering, when they are paid for will be, fully paid and non-assessable.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed for such purpose on a contingency basis, or had, or is to receive, in connection with this offering, a substantial interest, direct or indirect, in us or any of our parents or subsidiaries, nor was any such person connected with us or any of our parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

CAUTIONARY STATEMENT REGARDING FORWARD LOOKING STATEMENTS

Some of the statements contained or incorporated by reference in this prospectus are “forward-looking statements” and we intend that such forward-looking statements be subject to the safe harbors thereby.  These statements are based on the current expectations, forecasts, and assumptions of our management and are subject to various risks and uncertainties that could cause our actual results to differ materially from those expressed or implied by the forward-looking statements.  Forward-looking statements are sometimes identified by language such as “believe,” “may,” “could,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “expect,” “appear,” “future,” “likely,” “probably,” “suggest,” “goal,” “potential” and similar expressions and may also include references to plans, strategies, objectives, and anticipated future performance as well as other statements that are not strictly historical in nature. The risks, uncertainties, and other factors that could cause our actual results to differ materially from those expressed or implied in this prospectus include, but are not limited to, those noted under the caption “Risk Factors” beginning on page 5 of this prospectus. Readers should carefully review this information as well as the risks and other uncertainties described in other filings we may make after the date of this prospectus with the Securities and Exchange Commission.

Readers are cautioned not to place undue reliance on forward-looking statements.  They reflect opinions, assumptions, and estimates only as of the date they were made, and we undertake no obligation to publicly update or revise any forward-looking statements in this prospectus, whether as a result of new information, future events or circumstances, or otherwise.

INFORMATION ABOUT THE COMPANY

DESCRIPTION OF BUSINESS

Business Development

We were incorporated in the State of Nevada on November 18, 2005. We were formed to purchase, operate and develop oil and gas properties. We are in the exploration stage, have no developed reserves or production, and have not realized any revenues from our operations.

On May 22, 2008 we entered into a Memorandum of Intent with Coastal Petroleum Company which outlined the terms and conditions under which Coastal was willing to enter into a formal agreement with us on certain oil and gas leases owned by Coastal in Valley Creek, Montana. The leases involve approximately 82,800 net acres. Under the leases, Coastal has a 100% working interest with between 75.5% to 80.5% net revenue interests. Pursuant to the Memorandum of Intent, on May 23, 2008 we paid Coastal $180,000 in exchange for a two year option to purchase a 50% interest in the leases for $1,000,000. Prior to exercising the purchase option, we have the right to drill a well at our expense on the leases and earn a 50% working interest in the spacing unit if the well is a producer and we make full payment for the 50% working interest. We have no obligation, however, to drill any well on the leases before we exercise our right to purchase the 50% interest in the leases from Coastal. On June 10, 2008 we entered into a formal agreement with Coastal with respect to the foregoing.

On June 16, 2008 we entered into an Assignment of Farmout Agreement with West Canyon Energy Corp., also known as PetroSouth Energy Corp. Under this assignment, we were assignee of a 25% interest in and to a Farmout Agreement dated February 1, 2008 by and between Transco Oil & Gas, Inc., known as Farmor and West Canyon Energy Corp., with respect to the North Semitropic Prospect in Kern County, California. We paid $34,000 for the assignment and were responsible for the payment of our proportionate share of drilling and testing costs on the North Semitropic Prospect. On or about June 12, 2008 we paid Transco Oil & Gas, Inc. $100,347.50, which represented the balance due by us on our share of the North Semitropic Prospect acquisition. We subsequently determined not to pursue our interest in the North Semitropic Prospect and effectively unwound the transaction.  Accordingly, on November 28, 2008, we entered into an Assignment of Farmout Interest with West Canyon Energy Corp. pursuant to which we assigned back to West Canyon Energy Corp. the 25% interest in and to a Farmout Agreement.  We received $134,438 for the assignment which approximated our cost.

On July 25, 2009 we entered into a Purchase Agreement with Enercor, Inc., a Nevada corporation, in which we acquired a 35% – 40% interest in certain contract rights acquired by Enercor as the successor to an agreement granting rights to extract tar sand deposits pursuant to Combined Hydrocarbon Leases, or CHLs, to be issued by the Bureau of Land Management, or BLM, covering approximately 33,632 acres of land in Southern Uintah County, Utah.  The issuance of the CHLs is subject to regulatory requirements including, but not limited to, approvals of operating plans and environmental impact studies.  If the CHLs are issued, the right to develop the tar sand deposits covered by the CHLs will be assigned to Enercor, subject to a reserved overriding royalty and subject to certain third-party consent rights discussed below, and Enercor will, in turn, assign a 35% – 40% working interest in the tar sand deposit development rights granted by the CHLs to us.  The agreement requires the approval of the other contracting party to the assignment to and by Enercor of the tar sand deposit rights.  We expect the BLM to issue the CHLs upon the satisfactory completion of all regulatory requirements, expect the contract approval to be granted and hope to be able to commence tar sand extraction in approximately 12 months.  No assurance can be given, however, as to when and if the contract approval and CHLs will be granted and if granted, when we would be able to commence tar sand extraction activities.

We are required to pay Enercor an aggregate of up to $5,000,000 for the contract interest in a combination of cash, $500,000 to $1,000,000, and shares of our restricted common stock in the amount of $4,000,000.  The stock payment was made effective July 31, 2009, which was the initial closing date, by the issuance of 4,147,237 shares to Enercor.  The number of shares of our common stock constituting the stock payment was determined by dividing $4,000,000 by the average closing price for our common stock during the five trading days immediately preceding the initial closing date multiplied by 75%.  The cash payments, each in the amount of $100,000, will be made at 30 day intervals following the initial closing date.  We have the option to limit our aggregate cash payments to $500,000.  To the extent we do so, we will acquire less than a 40% interest in the contract rights and receive an assignment, if applicable, of less than a 40% working interest.

On August 5, 2009 we entered into a purchase agreement with Enercor in which we acquired a 37.5% working interest in a lease covering 640 acres in Uintah County, Utah, which is known as Lease UTU – 38076.  The lease is subject to aggregate royalties of 18.25%.  The lease provides for conventional oil and gas drilling.  We intend to apply to the BLM for the issuance of a CHL on the property which will allow us to also engage in tar sands extraction activity.  The balance of the lease rights are owned by Pioneer Natural Resources.  The lease is adjacent to the leases which are the subject of our July 25, 2009 purchase agreement with Enercor.  We are required to pay Enercor 300,000 shares of our common stock for the working interest.

On August 12, 2009 we entered into a purchase agreement with Enercor in which we acquired a 62.5% working interest in a lease covering 640 acres in Uintah County, Utah, which is known as Lease UTU – 27413.  The lease is subject to aggregate royalties of 18.25%.  The lease provides for conventional oil and gas drilling.  We intend to apply to the BLM for the issuance of a CHL on the property which will allow us to also engage in tar sands extraction activity.  The balance of the lease rights are owned by Questar Corporation.  The lease is adjacent to the leases which are the subject of our July 25, 2009 and August 5, 2009 purchase agreements with Enercor.  We are required to pay Enercor 300,000 shares of our common stock for the working interest.

On July 6, 2009 we entered into a share issuance agreement with Baden Energy Group Ltd., or Baden, pursuant to which Baden may, at our request, purchase units of our securities at a price equal to 80% of the volume weighted average of the closing price for our common stock for the ten business days immediately preceding the date we supply Baden with written notice of our request that they purchase units, or the unit price.  Each unit will consist of one share of our restricted common stock and one common stock purchase warrant to purchase one share of our common stock for a period of three years from issuance at an exercise price equal to 125% of the unit price.  Each such request by us must be in the amount of not less than $100,000 of units and must be in multiples of $100,000.  We must use the proceeds from all unit sales for exploration activities, working capital and general corporate activities.  Baden may, in its sole discretion, refuse to act on any request by us due to its determination that market conditions are unfavorable.

The share issuance agreement with Baden is in effect until July 6, 2010 and is subject to extension for an additional six month term at the option of either party by providing the other party with written notice thereof prior to July 6, 2010.  During the term of the share issuance agreement, as such may be extended, we may sell up to $6,000,000 of units to Baden, which amount may be increased by Baden, in its discretion, to $10,000,000.

During the period ending July 5, 2010, we may not discuss, solicit, negotiate or engage in any investment or corporate financing agreements without the prior written consent of Baden, which consent will not be arbitrarily withheld. Further, Baden has a right of first refusal during such period on all of our proposed financings with third parties.  The foregoing right of Baden to prohibit our discussion, solicitation, negotiation or engagement in investment or corporate financing agreements or to maintain a right of first refusal will be of no further force or effect, however, should Baden refuse a unit purchase request from us by reason of unfavorable market conditions.

The share issuance agreement further provides that until July 6, 2010 we may only engage in equity financings and may not engage in debt financings.  The share issuance agreement is not assignable or transferrable by Baden without our prior written consent, which consent may not be arbitrarily withheld.

Effective August 12, 2009 Baden purchased 319,419 units, at our request, pursuant to our share issuance agreement with Baden at a price of $0.94 per unit or an aggregate of $300,000.  Each unit consists of one share of our common stock and one common stock purchase warrant to purchase one additional share of our common stock at a price of $1.18 per share for a period of three years from issuance.

Principal Products and Services

We are in the exploration stage and do not currently offer any products or services for sale. If, after exploration and drilling, we determine that there are commercial quantities of oil and natural gas on our properties, we plan to produce the oil and natural gas and sell it at the wellhead.

Production

We do not have production data from our oil and gas operations for the last three fiscal years.

Acreage

On May 22, 2008 we entered into a Memorandum of Intent with Coastal Petroleum Company which outlined the terms and conditions under which Coastal was willing to enter into a formal agreement with us on certain oil and gas leases owned by Coastal in Valley Creek, Montana. The leases involve approximately 82,800 net acres. Under the leases, Coastal has a 100% working interest with between 75.5% to 80.5% net revenue interests. Pursuant to the Memorandum of Intent, on May 23, 2008 we paid Coastal $180,000 in exchange for a two year option to purchase a 50% interest in the leases for $1,000,000. Prior to exercising the purchase option, we have the right to drill a well at our expense on the leases and earn a 50% working interest in the spacing unit if the well is a producer and we make full payment for the 50% working interest. We have no obligation, however, to drill any well on the leases before we exercise our right to purchase the 50% interest in the leases from Coastal.  On June 10, 2008 we entered into a formal agreement with Coastal with respect to the foregoing.

Drilling Activity

In January 2008, we participated in the drilling of the Mike Prospect located in North Central Adams County, Colorado.  Following drilling, it was determined that the well could not produce in commercially viable quantities. We owned a 50% working interest in the Mike Prospect.

Present Activities

As of March 31, 2010, we are not drilling any wells.

Competitive Business Conditions

The oil and natural gas industry is highly competitive. We compete with private and public companies in all facets of the oil and natural gas business. Numerous independent oil and gas companies, oil and gas syndicators, and major oil and gas companies actively seek out and bid for oil and gas prospects and properties as well as for the services of third-party providers, such as drilling companies, upon which we rely. Many of these companies not only explore for, produce and market oil and natural gas, but also carry out refining operations and market the resultant products worldwide. Most of our competitors have longer operating histories and substantially greater financial and other resources than we do.

Competitive conditions may be affected by various forms of energy legislation and/or regulation considered from time to time by the government of the United States and other countries, as well as factors that we cannot control, including international political conditions, overall levels of supply and demand for oil and gas, and the markets for synthetic fuels and alternative energy sources.

Advisory Board

Effective July 6, 2009, we formed an advisory board and appointed Warren Dillard as the initial member thereof.  Mr. Dillard has over 40 years of business experience in a vast array of activities in investment management, corporate financial management and early-stage capital formation, for both public and private investment funds and operating companies in a wide range of businesses.  He is presently serving as the Chief Executive Officer of Enertech Energy, Inc., which is a Los Angeles based energy company and is the Chief Financial Officer of Enercor, Inc., a subsidiary of Enertech.  He received his BBA in Accounting from Texas A&M University and his MBA in Finance with Honors from the Harvard Business School.  We agreed to pay Mr. Dillard an aggregate of 50,000 shares of our common stock for each year of services on the advisory board, the first 25,000 of which were issued in connection with the appointment.  The second 25,000 shares were issued on January 6, 2010.

Patents, Trademarks and Licenses, Franchises, Concessions, Royalty Agreements or Labor Contracts

We presently utilize no patents, licenses, franchises, concessions, royalty agreements or labor contracts in connection with our business.

Research and Development

During the fiscal years ended May 31, 2009 and May 31, 2008 we made no expenditures on research and development.

Employees

Massimiliano Pozzoni is our only employee and serves as our sole executive officer.

DESCRIPTION OF PROPERTY

Our executive offices are located at 2100 West Look South, Suite 900, Houston, TX 77027 and cover an area of approximately 350 square feet. We utilize these offices pursuant to a lease that commenced on May 13, 2008 and continues through May 21, 2010 unless extended by mutual agreement of us and the landlord.  We pay base rent of $2,000 per month.

LEGAL PROCEEDINGS

Cobra Oil & Gas Corporation, a Texas corporation, is the Plaintiff in a complaint filed against us on August 14, 2009 in the United States District Court for the Southern District of Texas, Houston Division (Case No. 4:09-cv-02601) seeking a preliminary injunction against us on the basis of alleged trademark infringement and unfair competition arising from our use of the name Cobra Oil & Gas in Texas.  Effective September 8, 2009, we entered into a Settlement Agreement with Plaintiff, pursuant to which we changed our name to Viper Resources, Inc. and ceased use of the name Cobra Oil & Gas Company and certain derivations thereof.  As a result of the Settlement Agreement, on October 8, 2009, the District Court dismissed Plaintiff’s action with prejudice, retaining jurisdiction to enforce the Settlement Agreement, if necessary.

From time to time, we may be a defendant and plaintiff in various legal proceedings arising in the normal course of business.  Except as disclosed above, we are not a party to any material legal proceedings or government actions, including bankruptcy, receivership, or similar proceedings.  In addition, we are not aware of any threatened litigation or action that could affect our operations.  Furthermore, as of the date of this filing, our management is not aware of any proceedings to which any of our directors, officers, or affiliates, or any associate of any such director, officer, affiliate or security holder is a party adverse to our company or has a material interest adverse to us.

MARKET PRICE OF AND DIVIDENDS ON COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock is quoted on the OTCBB under the symbol “VPRS.OB.” The following table sets forth the high and low closing prices for our common stock for each quarter during the last two fiscal years.  The prices reported below reflect inter-dealer prices and are without adjustments for retail markups, markdowns or commissions, and may not necessarily represent actual transactions.  All prices have been adjusted to reflect a 1 for 35 reverse split effective May 8, 2008.  We have not included any quote information for our fiscal year ended May 31, 2009. We believe very few trades were executed during that fiscal year and we could not find quote information for that time period.

	High	Low
For the Fiscal Year Ending May 31, 2010
Fourth Quarter Ended May 31, 2010*	$0.15	$0.11
Third Quarter Ended February 28, 2010	$0.28	$0.11
Second Quarter Ended November 30, 2009	$1.22	$0.25
First Quarter Ended August 31, 2009	$1.94	$0.39

* Through March 31, 2010

Holders

As of March 31 2010 we had approximately 50 holders of record of our common stock.

Dividends

We have never declared any cash dividends with respect to our common stock.  Future payment of dividends is within the discretion of our Board of Directors and will depend on our earnings, capital requirements, financial condition and other relevant factors.  Although there are no material restrictions limiting, or that are likely to limit, our ability to pay dividends on our common stock, we presently intend to retain future earnings, if any, for use in our business and have no present intention to pay cash dividends on our common stock.

MANAGEMENT’S DISCUSSION AND ANALYSIS AND PLAN OF OPERATION

The following discussion of our financial condition and results of operations should be read in conjunction with our audited consolidated financial statements and the accompanying notes thereto, and the other financial information included elsewhere in this prospectus.  This Management’s Discussion and Analysis contains descriptions of our expectations regarding future trends affecting our business. The following discussion sets forth certain factors we believe could cause actual results to differ materially from those contemplated by the forward-looking statements.

Overview

We are in the exploration stage as an oil and gas exploration company and are presently engaged in limited oil and gas activities in Utah and Montana. We had minimal operations and generated no revenues during the quarter ended November 30, 2009 or the fiscal year ended May 31, 2009. Our ability to develop and maintain a meaningful level of revenues from operations is dependent on our ability to successfully acquire and drill exploration and development wells and complete producing property acquisition.

At the present time, we have no developed properties and no production.

In its report dated July 24, 2009, our auditors, Ronald R. Chadwick, PC expressed an opinion that there is substantial doubt about our ability to continue as a going concern. Our financial statements do not include any adjustments that may result from the outcome of this uncertainty. We have generated no operating revenues since our inception. We had an accumulated deficit of $875,891 and $530,041 as of November 30, 2009 and May 31, 2009, respectively. Our continuation as a going concern is dependent upon future events, including our ability to raise additional capital and to generate positive cash flows.

In May 2008, we acquired a two year option to purchase a 50% interest in certain oil and gas leases in Valley Creek, Montana. We have the right but not the obligation to drill a well on the lands covered by these leases prior to exercising the purchase option and earn a 50% working interest therein.

On each of July 25, 2009, August 5, 2009 and August 12, 2009 we entered into Purchase Agreements with Enercor Inc. pursuant to which we have acquired contract rights and working interests in leases located in Uintah County, Utah.

Our current business plan strategy is to develop our properties and any other prospects that we may acquire interests in. We intend to fund any additional lease acquisitions and any seismic costs needed to further define the prospects from additional financing. No assurance can be given that such additional financing will be available to us as and when needed or, if available, the terms on which it will be available.

Subject to receipt of necessary financing, we plan to spend approximately $1,200,000 in the next 12 months on exploration and development activities such as seismic data acquisition, additional lease acquisition, technical studies and participating in joint venture development and exploration drilling.

We will require financing to meet working capital costs, including the cost of reviewing and negotiating transactions and other ordinary general and administrative costs such as regulatory compliance, investor relations, advisory services, officer’s salaries, office and general expenses, professional fees, travel and entertainment and rent and related expenses. We estimate that the level of working capital needed for these general and administrative costs for the next twelve months will be approximately $200,000. However, this estimate is subject to change, depending on the number of transactions in which we ultimately become involved. In addition, funding will be required for follow-on development of working interest obligations of any successful exploration prospects.

Oil and gas exploration requires significant outlays of capital and in many situations may offer a limited probability of success. We hope to enhance our chances for success by effectively using available technology, rigorously evaluating sub-surface data, and, to the extent possible, managing dry-hole and financial risks.

We intend to rely on synergistic partnering with sophisticated industry partners. The ideal partner would tend to be a regionally focused independent which has a large seismic database, a solid grasp on the play’s history, and a lead in understanding technology to exploit the play. However, there is no assurance that we will be able to successfully negotiate any such partnering agreement or raise the necessary financing to invest in such a venture, or that any such venture will yield us any revenues or profits.

We will face competition from firms that are well-established, successful, better capitalized and, in many instances, willing to pay more for properties than what we might consider prudent. Thus, our success will depend on the execution of our business model to:

•	identify available transactions;

•	quickly evaluate which transactions are most promising; and

•	negotiate a creative transaction structure.

Presently, we have one full-time employee consisting of Massimiliano Pozzoni, our President, Chief Executive Officer and Chief Financial Officer. We do not expect significant changes in the number of employees during the next twelve months.

We intend to contract out certain technical and administrative functions on an as-needed basis in order to conduct our operating activities. Our management team will select and hire these contractors and manage and evaluate their work performance.

Results of Operations

Revenues

We have had no revenues since our inception.

Expenses

Due to our increased activities, our operating expenses during the three and six months ended November 30, 2009 increased to $180,733 and $345,850 from $69,897 and $162,478 during the three and six months ended November 30, 2008.

Net Loss

We incurred a net loss for the three and six months ended November 30, 2009 of $180,733 and $345,850, respectively, and incurred a net loss for the three and six months ended November 30, 2008 of $69,897 and $162,478, respectively.  The increase in net loss was directly attributable to the increase in our operating expenses.

Liquidity and Capital Resources

At November 30, 2009, we had a working capital deficit of $216,930 compared to a working capital deficit of $106,091 at May 31, 2009.  Current liabilities increased to $601,510 at November 30, 2009 from $127,163 at May 31, 2009.  The increase in current liabilities at November 30, 2009 compared to May 31, 2009 was primarily due to amounts due on lease contracts.  Current assets increased to $384,580 at November 30, 2009 from $21,072 at May 31, 2009. The increase in current assets at November 30, 2009 compared to May 31, 2009 was due to an increase in cash.

In the fiscal year ended May 31, 2009, we had a working capital deficit of $106,091 compared to a working capital deficit of $70,103 at May 31, 2008.  Current liabilities increased to $127,163 at May 31, 2009 from $119,747 at May 31, 2008.  Current assets decreased to $21,072 at May 31, 2009 from $49,644 at May 31, 2008.

Critical Accounting Policies and Estimates

Cash and Cash Equivalents

We consider all highly liquid investments with an original maturity of three months or less as cash equivalents.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Income Tax

We account for income taxes under Statement of Financial Accounting Standards No. 109, or SFAS 109.  Under SFAS 109 deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss carryforwards and deferred tax liabilities are recognized for taxable temporary differences.  Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases.  Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.  Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Net Income (Loss) per share

The net income (loss) per share is computed by dividing the net income (loss) by the weighted average number of shares of common outstanding.  Warrants, stock options, and common stock issuable upon the conversion of our preferred stock (if any), are not included in the computation if the effect would be anti-dilutive and would increase the earnings or decrease loss per share.

Revenue Recognition

Revenue is recognized on an accrual basis as earned under contract terms.  We have had no revenue to date.

Oil and Gas Interests

We follow the full-cost method of accounting for oil and natural gas properties.  Under this method, all costs incurred in the exploration, acquisition, and development, including unproductive wells, are capitalized in separate cost centers for each country.  Such capitalized costs include contract and concessions acquisition, geological, geophysical, and other exploration work, drilling, completing and equipping oil and gas wells, constructing production facilities and pipelines, and other related costs.

The capitalized costs of oil and gas properties in each cost center are amortized on a composite units of production method based on future gross revenues from proved reserves.  Sales or other dispositions of oil and gas properties are normally accounted for as adjustments of capitalized costs.  Gain or loss is not recognized in income unless a significant portion of a cost center’s reserves is involved.  Capitalized costs associated with acquisition and evaluation of unproved properties are excluded from amortization until it is determined whether proved reserves can be assigned to such properties or until the value of the properties is impaired.  If the net capitalized costs of oil and gas properties in a cost center exceed an amount equal to the sum of the present value of estimated future net revenues from proved oil and gas reserves in the cost center and the lower of cost or fair value of properties not being amortized, both adjusted for income tax effects, such excess is charged to expense.

Since we have not produced any oil or gas, a provision for depletion has not been made.

Financial Instruments

The carrying value of our financial instruments, including cash and cash equivalents, as reported in our balance sheet, approximates fair value.

Recent Accounting Pronouncements

We have adopted the provisions of SFAS No. 123(r) which are effective in general for transactions entered into or modified after June 15, 2005.  The adoption did not have a material effect on our results of operations.

In May, 2005, the Financial Accounting Standards Board, or FASB, issued SFAS No. 154, “Accounting Changes and Error Corrections – A Replacement of APB Opinion No. 20 and SFAS No. 3.”  SFAS 154 changes the requirements for the accounting for and reporting of a change in accounting principle and applies to all voluntary changes in accounting principle.  It also applies to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions.  SFAS 154 requires retrospective application to prior periods’ financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change.  The provisions of SFAS No. 154 are effective for accounting changes and correction of errors made in fiscal years beginning after December 15, 2005.  The adoption of this standard is not expected to have a material effect on our results of operations or financial position.

Off-Balance Sheet Arrangements

We have never entered into any off-balance sheet financing arrangements and have not formed any special purpose entities.  We have not guaranteed any debt or commitments of other entities or entered into any options on non-financial assets.

Effect of Inflation and Changes in Price

Our future revenues, future rate of growth, results of operations, financial condition and ability to borrow funds or obtain additional capital, as well as the carrying value of our properties, are substantially dependent upon prevailing prices of oil and natural gas.  If the price of oil and natural gas increases (decreases), there could be a corresponding increase (decrease) in the operating cost that we are required to bear for operations, as well as an increase (decrease) in revenues.  Inflation has had a minimal effect on our operating activities.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

As a Smaller Reporting Company as defined by Rule 12b-2 of the Exchange Act and in Item 10(f)(1) of Regulation S-K, we are electing scaled disclosure reporting obligations and therefore are not required to provide the information requested by this Item.

DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

Directors and Executive Officers

As of March 31, 2010, the current director and executive officer of Viper Resources who will serve until the next annual meeting of shareholders or until his successors are elected or appointed and qualified, is set forth below:

Name	Age	Position

Massimiliano Pozzini	32	Chief Executive Officer and President, Chief Financial Officer, Secretary, Treasurer and Director

Background information about Viper Resources’ officer and director is as follows:

Massimiliano Pozzini

Since March 21, 2008, Mr. Pozzini has served as a Director and as our Chief Executive Officer, President and Chief Financial Officer.  Mr. Pozzini has served as an executive officer and a Director of True North Energy Corp., a publicly-held oil and gas company, since January 27, 2006.  Mr. Pozzini served as the sole executive officer of True North Energy from January 27, 2006 until June 1, 2006.  From June 1, 2006 to the present, Mr. Pozzini has served as Secretary, Treasurer, and Chief Financial and Accounting Officer of True North Energy.  From March 2004 until January 18, 2007, Mr. Pozzini served as an executive officer and Director of Falcon Natural Gas Corp., a publicly-held company engaged in oil and gas operations.  From November 2003 to June 1, 2005, Mr. Pozzini served as the Chief Executive Officer and Director of Gulf Coast Oil & Gas Inc., formerly Otish Mountain Diamond Company, a public reporting company.  From September 2001 to July 2003, Mr. Pozzini attended London Business School on a full-time basis.  From June 1998 to June 2001, Mr. Pozzini worked as an engineer at Schlumberger Oilfield Services.  Mr. Pozzini received a Bachelor’s Degree in International Business in 1998 from the University of Kansas and an M.B.A. degree from the London Business School in 2003.

Director Independence

We utilize the NASDAQ independence rules for determining director independence.  Our sole director is not “independent” as that term is defined by the NASDAQ, as our director also serves as our sole executive officer.

Compensation Committee Interlocks and Insider Participation

We do not currently have a compensation committee or a committee performing similar functions.  Massimiliano Pozzoni serves as our sole director.

EXECUTIVE COMPENSATION

Summary Compensation

The following table sets forth information concerning annual and long-term compensation provided to our Chief Executive Officer and Chief Financial Officer serving as of the fiscal year ended May 31, 2009.

Summary Compensation Table for the Fiscal Years Ended May 31, 2009 and May 31, 2008

Name and Principal Position	Year	Salary ($)	Option Awards ($)	Bonus ($)	Total ($)

Massimiliano Pozzini, Chief	2009	105,000	0	0	105,000
Executive Officer and Chief Financial Officer (1)	2008	0	0	0	0

(1)	Effective March 21, 2008, Massimiliano Pozzini was appointed as our President, Treasurer, Secretary and Principal Executive and Financial Officer.

We have not issued any stock options or maintained any stock option or other incentive plans since our inception. We have no plans in place and have never maintained any plans that provide for the payment of retirement benefits or benefits that will be paid primarily following retirement including, but not limited to, tax qualified deferred benefit plans, supplemental executive retirement plans, tax-qualified deferred contribution plans and nonqualified deferred contribution plans. Similarly, we have no contracts, agreements, plans or arrangements, whether written or unwritten, that provide for payments to the named executive officers or any other persons following, or in connection with the resignation, retirement or other termination of a named executive officer, or a change in control of us or a change in a named executive officer’s responsibilities following a change in control.

Employment Agreements with Our Named Executive Officers

On June 5, 2008 we entered into an executive employment agreement with Massimiliano Pozzoni to serve as our President. The agreement has a one year term and is renewable by mutual written agreement.   Mr. Pozzoni was initially being paid an annual salary of $120,000 under the agreement, payable in equal installments of $10,000 per month and is entitled to reimbursement of business expenses.   Effective January 1, 2009, Mr. Pozzoni agreed to a temporary reduction in the monthly payment due to him under his employment agreement from $10,000 to $7,000.  The agreement provides for termination by us due to the death or disability of Mr. Pozzoni and may also be terminated by us with or without cause.  Mr. Pozzoni may terminate the agreement for good reason.  In the event the agreement is terminated by us without cause or by Mr. Pozzoni for good reason we are obligated to pay Mr. Pozzoni the equivalent of three month’s salary. In the event our stock trades at an average price of $2.00 or more per share during a minimum period of 30 calendar days, Mr. Pozzoni is entitled to a review of his employment agreement.

Outstanding Equity Awards at Fiscal Year-End

We do not presently maintain any equity compensation plans and have not maintained any such plans since our inception.

 Director Compensation

None of our directors receive any renumeration for acting as such.  Directors may, however, be reimbursed their expenses, if any, for attendance at meetings of the Board of Directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

Security Ownership of Certain Beneficial Owners

The following table sets forth information regarding shares of our common stock beneficially owned as of March 31, 2010 by: (i) each of our officers and directors; (ii) all officers and directors as a group; and (iii) each person known by us to beneficially own five percent or more of the outstanding shares of our common stock.

		Amount and Nature	Percentage of
Name of Beneficial Owner	Title of Class	Of Beneficial Ownership (1)	Class (2)
Massimiliano Pozzini	Common Stock	35,000,000 shares	44.58%
	$0.00001 par value	owned directly

Banque SCS Allicance SA	Common Stock	4,000,000 shares	5.09%
Route de Chancy 6B	$0.00001 par value	owned directly(3)

All directors and Executive	Common Stock	35,000,000 shares	44.58%
Officers as a group (1 person)	$0.00001 par value	owned directly

(1)
As used herein, the term beneficial ownership with respect to a security is defined by rule 13d-3 under the Securities Exchange act of 1934 as consisting of sole or shared voting power (including the power to vote or direct the vote) and/or sole or shared investment power (including the power to dispose or direct the disposition of) with respect to the security through any contract, arrangement, understanding, relationship or otherwise, including a right to acquire such power(s) during the next 60 days.  Unless otherwise noted, beneficial ownership consists of sole ownership, voting and investment rights.

(2)	There were 78,510,154 shares of common stock issued and outstanding on March 31, 2010.

(3)	Includes 2,000,000 shares underlying presently exercisable warrants.

Outstanding Options and Warrants

In each of May and June of 2008, the Company sold 1,000,000 units to an investor for cash at $0.25 per unit, or $500,000 total.  Each unit consists of one share of common stock, and one warrant to purchase one share of common stock at an exercise price of $0.40, anytime through May 15, 2011.  In fiscal year 2010, we sold 2,419,149 units to investors for cash at $0.50 - $1.00 per unit, or $1,150,000 total.  Each unit consists of one share of common stock, and one warrant to purchase one share of common stock at exercise prices of $0.40 - $1.25, exercisable anytime through dates from June 2011 through August 2012. No warrants were exercised through November 30, 2009, leaving a balance of 3,419,149 warrants outstanding.  As the warrants are non-detachable, all proceeds from the unit sales have been allocated to common stock.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

During the year ended May 31, 2008, we recorded rent expense of $200 per month for the use of office space donated to the Company by an officer.  Total rent expense under this arrangement was $1,800.  We also recorded compensation expense of $300 per month ($2,700) for administrative and management services donated to us by an officer.

On January 21, 2008, Doug Berry advanced $75,000 to us as a loan payable, which when combined with previous loans made to us by Mr. Berry, resulted in an outstanding loan principal balance of $110,625.  On August 31, 2009, we entered into a Settlement Agreement with Douglas Berry, a former officer and director, whereby we settled our outstanding debt to Mr. Berry in the amount of $125,262, including accrued interest, through the issuance of 153,508 shares of our restricted common stock.  The debt was the result of loans made to us by Mr. Berry in the aggregate amount of $110,625 and the resulting interest of $14,637 due thereon.  The shares were valued at $0.816 per share which represented a 20% discount to the closing price of our common stock on the date of the Settlement Agreement.

On December 15, 2009, we entered into an addendum to a previous Advisory Agreement with Warren Dillard whereby we agreed to issue 25,000 shares of common stock, issuable on January 6, 2010, in consideration for his service on our Board of Advisors.  Under the terms of the Advisory Agreement, Mr. Dillard shall continue to serve as a member of the Advisory Board until at least July 5, 2010.

LEGAL MATTERS

Certain legal matters in connection with the securities will be passed upon for us by the law firm of Trombly Business Law, P.C., Newton, Massachusetts.  Ms. Trombly will not receive a direct or indirect interest in the small business issuer and has never been a promoter, underwriter, voting trustee, director, officer or employee of our company.  Nor does Ms. Trombly have any contingent based agreement with us or any other interest in or connection to us.

EXPERTS

The  May 31, 2008 and 2009 financial statements included in this prospectus have been audited by Ronald R. Chadwick, P.C. and have been included in reliance upon the  report of such firm given upon their authority as experts in accounting and auditing.  Ronald R. Chadwick, P.C., has no direct or indirect interest in us, nor were they a promoter or underwriter.

FINANCIAL STATEMENTS

RONALD R. CHADWICK, P.C.
Certified Public Accountant
2851 South Parker Road, Suite 720
Aurora, Colorado  80014
Telephone (303)306-1967
Fax (303)306-1944

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Cobra Oil and Gas Company
Aurora, Colorado

I have audited the accompanying balance sheets of Cobra Oil and Gas Company, an exploration stage company, as of May 31, 2009  and 2008  and the related statements of operations, stockholders' equity and cash flows for the years then ended, and for the period from November 18, 2005 (inception) through May 31, 2009 . These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audit.

I conducted my audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  I believe that my audit provides a reasonable basis for my opinion.

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cobra Oil and Gas Company as of May 31, 2009 and 2008 and the related statements of operations, stockholders' equity and cash flows for the years then ended, and for the period from November 18, 2005 (inception) through May 31, 2009 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 7 to the financial statements the Company has suffered recurring losses from operations that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 7. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Aurora, Colorado	/s/ Ronald R. Chadwick, P.C.
July 24, 2009	RONALD R. CHADWICK, P.C.

VIPER RESOURCES, INC.
Balance Sheets
May 31, 2009 and 2008

	May 31,
	2009	2008
ASSETS
Current Assets
Cash	$21,072	$49,644
Total current assets	21,072	49,644

Property and Equipment
Oil and gas properties, non producing, full cost method	$180,000	$180,000

Total Assets	$201,072	$229,644

LIABILITIES & STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts Payable and accrued liabilities	$3,560	$2,781
Due to related party	123,603	116,966
Total current liabilities	127,163	119,747

Stockholder’s Equity
Preferred stock, $0.00001 par value; 100,000,000 shares authorized; none issued and outstanding
Common stock, $0.00001 par value; 100,000,000 shares authorized, 72,140,000 and 71,140,000 issued and outstanding respectively	721	711
Additional paid-in capital	603,229	353,239
Deficit accumulated during the exploration stage	(530,041)	(244,053)

Total Stockholders’ Equity	73,909	109,897

Total Liabilities and Stockholders’ Equity	$201,072	$229,644

The accompanying notes are an integral part of these financial statements.

VIPER RESOURCES, INC.
Statements of Operations

			November 18,
			2005 (Inception)
			Through
	Year Ended May 31,		May 31
	2009	2008	2009
Revenue	$-	$-	$-

Expenses
Advertising	$-	$1,495	$1,495
Accounting	11,865	9,860	32,465
Bank Charges	1,186	159	4,245
Delay rentals	2,944	-	2,944
Exploration costs	-	141,756	141,756
Legal	91,474	16,448	120,675
Office expense	5,921	1,738	9,500
Rent	24,000	7,035	34,635
Telephone	5,862	-	5,862
Transfer Agent	1,215	4,399	20,614
Travel	20,044	2,500	22,544
Management services	105,000	2,700	113,100
Website – investor communications	9,839	-	9,839

Total expenses	279,350	188,090	519,674

Loss from operations	(279,350)	(188,090)	(519,674)

Other income (expense)
Interest	(6,638)	(3,729)	(10,367)

Income (loss) before provision for income taxes	(285,988)	(191,819)	(530,041)

Provision for income tax	-	-	-

Net income (loss)	$(285,988)	$(191,819)	$(530,041)

Net income (loss) per share
(Basic)	$0.00	$0.00

(Fully diluted)	$0.00	$0.00

Weighted average number of common shares outstanding	72,098,333	192,951,475

Fully diluted weighted average number of common shares outstanding	72,098,333	192,951,475

The accompanying notes are an integral part of these financial statements.

VIPER RESOURCES, INC.
Statements of Stockholders’ Equity (Deficit)

					Accum.
			Additional		During the	Stock
	Common Stock		Paid-in	Donated	Exploration	holders'
	Shares (1)	Amount	Capital	Capital	Stage	Equity

Balances at November 18, 2005	-	$-	$-	$-	$-	$-

November 30, 2005. 175,000,000 shares of common stock issued for cash of $50 to a founder, for $0.0000003 per share	175,000,000	1,750	(1,700)			50

Donated services and rent				3,000		3,000
Gain (loss) for the period from November 18, 2005 (Inception) through May 31, 2006					(4,874)	(4,874)

Balances at May 31, 2006	175,000,000	$1,750	$(1,700)	$3,000	$(4,874)	$(1,824)

April 12, 2007, 35,140,000 shares of common stock issued for cash at $0.0026 per share	35,140,000	351	90,049			90,400
Donated services and rent				6,000		6,000
Gain (loss) for the year					(47,360)	(47,360)

Balances at May 31, 2007	210,140,000	$2,101	$88,349	$9,000	$(52,234)	$47,216

April 16, 2008, 140,000,000 shares were returned by M. Pozzoni for cancellation	(140,000,000)	(1,400)	1,400			-

May 22, 2008, 1,000,000 units consisting of 1 share and 1 warrant exercisable at $0.40 issued for cash at $0.25 per unit	1,000,000	10	249,990			250,000

Donated services and rent				4,500		4,500
Gain (loss) for the year					(191,819)	(191,819)

Balances at May 31, 2008	71,140,000	$711	$339,739	$13,500	$(244,053)	$109,897

June 11, 2008, 1,000,000 units consisting of 1 share and 1 warrant exercisable at $0.40 issued for cash at $0.25 per unit	1,000,000	10	249,990			250,000

Reclassify donated capital			13,500	(13,500)		-
Gain (loss) for the year					(285,988)	(285,988)

Balances at May 31, 2009	72,140,000	$721	$603,229	$-	$(530,041)	$73,909

(1) As retroactively restated for a 35 for 1 forward stock split in April 2008.

See accompanying notes to financial statements which are an integral part of the financial statements.

VIPER RESOURCES, INC.
Statement of Cash Flows

			November 18,
			2005 (Inception)
	Year Ended		Through
	May 31,		May 31,
	2009	2008	2009

Cash Flows From Operating Activities
Net income (loss) during the exploration stage	$(285,988)	$(191,819)	$(530,041)

Adjustments to reconcile net loss to net cash provided by (used for) operating activities:
Donated office space and services	-	4,500	13,500
Changes in operating assets and liabilities
Accounts payable and accrued liabilities	7,416	(12,519)	22,716
Exploration costs - lease write offs	-	11,871	(648)

Net cash provided by (used for) operating activities	(278,572)	(187,967)	(494,473)

Cash Flows From Investing Activities:
Oil and gas properties	-	(180,000)	(191,871)

Cash Flows From Financing Activities:
Sale of common stock	250,000	250,000	590,450
Deferred offering costs	-	-	-
Increase in due to related party	-	78,232	116,966

Net cash provided by (used for) financing activities	250,000	328,232	707,416

Net Increase (Decrease) in Cash	(28,572)	(39,735)	21,072

Cash at Beginning of Period	49,644	89,379	-

Cash at End of Period	$21,072	$49,644	$21,072

Schedule of Non-Cash Investing and Financing Activities
None

Supplemental Disclosure
Cash paid for interest	$-	$-	$-
Cash paid for income taxes	$-	$-	$-

See accompanying notes to financial statements which are an integral part of the financial statements.

VIPER RESOURCES, INC.
Notes to Financial Statements

NOTE 1.  ORGANIZATION, OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Cobra Oil & Gas Company (the “Company”), was incorporated in the State of Nevada on November 18, 2005.  The Company was formed to engage in identifying, investigating, exploring, and where determined advantageous, developing, mining, refining, and marketing oil and gas.  The Company may also engage in any other business permitted by law, as designated by the Board of Directors of the Company.

Exploration Stage

The Company is currently in the exploration stage. During the first six months of the current year the Company entered into a farmout agreement with West Canyon Energy Corp on a prospect in Kern County, California. This agreement was later rescinded with no adverse financial consequences to the Company.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less as cash equivalents.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Income Tax

The Company accounts for income taxes under Statement of Financial Accounting Standards No. 109 (“SFAS 109”).  Under SFAS 109 deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss carryforwards and deferred tax liabilities are recognized for taxable temporary differences.  Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases.  Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.  Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Fiscal year

The Company employs a fiscal year ending May 31.

Net Income (Loss) per share

The net income (loss) per share is computed by dividing the net income (loss) by the weighted average number of shares of common outstanding.  Warrants, stock options, and common stock issuable upon the conversion of the Company’s preferred stock (if any), are not included in the computation if the effect would be anti-dilutive and would increase the earnings or decrease loss per share.

Revenue Recognition

Revenue is recognized on an accrual basis as earned under contract terms.  The Company has had no revenue to date.

Oil and Gas Interests

The Company follows the full-cost method of accounting for oil and natural gas properties.  Under this method, all costs incurred in the exploration, acquisition, and development, including unproductive wells, are capitalized in separate cost centers for each country.  Such capitalized costs include contract and concessions acquisition, geological, geophysical, and other exploration work, drilling, completing and equipping oil and gas wells, constructing production facilities and pipelines, and other related costs.

The capitalized costs of oil and gas properties in each cost center are amortized on a composite units of production method based on future gross revenues from proved reserves.  Sales or other dispositions of oil and gas properties are normally accounted for as adjustments of capitalized costs.  Gain or loss is not recognized in income unless a significant portion of a cost center’s reserves is involved.  Capitalized costs associated with acquisition and evaluation of unproved properties are excluded from amortization until it is determined whether proved reserves can be assigned to such properties or until the value of the properties is impaired.  If the net capitalized costs of oil and gas properties in a cost center exceed an amount equal to the sum of the present value of estimated future net revenues from proved oil and gas reserves in the cost center and the lower of cost or fair value of properties not being amortized, both adjusted for income tax effects, such excess is charged to expense.

Since the Company has not produced any oil or gas, a provision for depletion has not been made.

Financial Instruments

The carrying value of the Company’s financial instruments, including cash and cash equivalents, as reported in the accompanying balance sheet, approximates fair value.

Recent Accounting Pronouncements

The Company has adopted the provisions of SFAS No. 123(r) which are effective in general for transactions entered into or modified after June 15, 2005.  The adoption did not have a material effect on the results of operations of the Company.

In May, 2005, the Financial Accounting Standards Board (FASB) issued SFAS No. 154, “Accounting Changes and Error Corrections – A Replacement of APB Opinion No. 20 and SFAS No. 3.”  SFAS 154 changes the requirements for the accounting for and reporting of a change in accounting principle and applies to all voluntary changes in accounting principle.  It also applies to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions.  SFAS 154 requires retrospective application to prior periods’ financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change.  The provisions of SFAS No. 154 are effective for accounting changes and correction of errors made in fiscal years beginning after December 15, 2005.  The adoption of this standard is not expected to have a material effect on the Company’s results of operations or financial position.

NOTE 2.  OIL AND GAS PROPERTIES

The Company expensed $11,871 in Colorado leases to exploration costs in fiscal year 2008.

During the period ended May 31, 2008 the Company entered into a memorandum of intent with Coastal Petroleum Company which outlines the terms and conditions under which Coastal is willing to enter into a formal agreement with the Company on certain oil and gas leases owned by Coastal in Valley Creek, Montana. The leases involve approximately 82,800 net acres. Under the leases, Coastal has a 100% working interest with between 75.5% to 80.5% net revenue interests. Pursuant to the Memorandum of Intent, on May 23, 2008 we paid Coastal $180,000 in exchange for a two year option to purchase a 50% interest in the leases for $1,000,000.

Prior to exercising the purchase option, we have the right to drill a well at our expense on the leases and earn a 50% working interest in the spacing unit if the well is a producer and we make full payment for the 50% working interest. We have no obligation, however, to drill any well on the leases before we exercise our right to purchase the 50% interest in the leases from Coastal.

As of May 31, 2009 we have taken no further action on this agreement.

During the quarter ended August 31, 2008 the Company acquired an “Assignment of Farmout Interest” from West Canyon Energy Corp., also known as PetroSouth Energy Corp., of a 25% interest of a farmout assignment from Transco Oil & Gas, Inc. The lease is located in Kern County, California and is comprised of 2,390 acres. The Company paid a total of $134,437 to acquire this lease. On November 28, 2008 this agreement was rescinded with the interest being returned to West Canyon Energy Corp. West Canyon Energy Corp. agreed to refund the total amount paid. This payment was received on December 2, 2008.

NOTE 3.  RELATED PARTY TRANSACTIONS

During the year ended May 31, 2008, the Company recorded rent expense of $200 per month for the use of office space donated to the Company by an officer.  Total rent expense under this arrangement was $1,800.  The Company also recorded compensation expense of $300 per month ($2,700) for administrative and management services donated to the Company by an officer.

On January 21, 2008 an officer of the Company advanced $75,000 to the Company as a loan payable, which when combined with previous loans resulted in an outstanding loan principal balance of $110, 625.  The loan is unsecured, payable on demand and bears interest at 6.0% per annum.  As of May 31, 2009, the Company had incurred interest payable under this loan of $12,978, with interest expense in 2009 of $6,638. As of May 31, 2008, the total amount due to the officer in principal and interest was $123,603.

On March 21, 2008 Mr. Massimiliano Pozzoni purchased 175,000,000 shares of common stock of the Company from an officer of the Company for $500,000. Following the purchase, Mr. Pozzoni owned 175,000,000 of the total of 210,140,000 shares outstanding. This represented approximately 83.28% of the outstanding common shares.

On April 16, 2008 Mr. Pozzoni returned 140,000,000 of the 175,000,000 shares in the Company for cancellation.

NOTE 4. LEASE

In May 2008, the Company entered into a one year office lease at a rate of $2,000 per month plus costs.  The lease automatically renews on an annual basis for a one year term. Initial expenses recorded under this lease in 2008 were $4,890 and 2009 rent expense was $24,000. The minimum required future payments under the lease for fiscal year end 2010 are approximately $24,000.

NOTE 5. WARRANTS

In May 2008, the Company sold 1,000,000 units to an investor for cash at $.25 per unit, or $250,000 total. Each unit consists of one share of common stock, and one warrant to purchase one share of common stock at an exercise price of $.40, anytime through May 22, 2011. At May 31, 2008 none of the warrants had been exercised, leaving a year end balance of 1,000,000 warrants. The entire value of the units of $250,000 was assigned to the common stock, and none to the warrants as the exercise price of $.40 per share exceeded any bid for the Company’s stock at the date of issuance.

In June 2008, the Company sold an additional 1,000,000 units to an investor for cash at $.25 per unit, or $250,000 total. Each unit consists of one share of common stock, and one warrant to purchase one share of common stock at an exercise price of $.40, anytime through June 9, 2011. The entire value of the units of $250,000 was assigned to the common stock, and none to the warrants as the exercise price of $.40 per share exceeded any bid for the Company’s stock at the date of issuance.

At May 31, 2009 none of the warrants had been exercised, leaving a year end balance of 2,000,000 warrants.

NOTE 6. INCOME TAX

The Company accounts for income taxes under Statement of Financial Accounting Standards No. 109 (“SFAS 109”). Under SFAS 109 deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

At May 31, 2008 and 2009 the Company had net operating loss carryforwards of approximately $230,000 and $520,000 which begin to expire in 2026. The deferred tax asset of approximately $73,000 and $166,000 in 2008 and 2009 created by the net operating losses have been offset by a 100% valuation allowance. The change in the valuation allowance in 2008 and 2009 was $51,086 and $92,800.

NOTE 7.  GOING CONCERN

The Company has suffered losses from operations and has a working capital deficit.  These conditions raise substantial doubt about the Company’s ability to continue as a going concern.  The Company may raise additional capital through the sale of its equity securities, through offerings of debt securities, or through borrowings from financial institutions.  In addition, the Company hopes to generate revenues from finding and producing oil and gas on its lease properties.

NOTE 8. SUPPLEMENTAL OIL AND GAS INFORMATION

Capitalized costs at May 31, 2008 relating to the Company’s oil and gas activities are as follows:

Unproved properties, Montana, net	$180,000.

INTERIM FINANCIAL STATEMENTS

VIPER RESOURCES, INC.
Balance Sheet - Unaudited

	November 30,	May 31,
	2009	2009
	(Unaudited)	(Audited)
ASSETS

Current assets
Cash	$384,580	$21,072
Total current assets	384,580	21,072

Property and equipment
Office equipment - net of $145 depreciation	2,751	-
Oil and gas properties, non producing, full cost method	5,906,000	180,000
	5,908,751	180,000

Other assets
Prepaid expenses	50,000	-

Total Assets	$6,343,331	$201,072

LIABILITIES & STOCKHOLDERS' EQUITY

Current Liabilities
Accounts payable and accrued liabilities	$1,410	$3,560
Due to related party	100	123,603
Due on oil lease contract	600,000	-
Total current liabilities	601,510	127,163

Stockholders' Equity
Preferred stock, $0.00001 par value; 100,000,000 shares authorized; none issued and outstanding
Common stock, $0.00001 par value; 100,000,000 shares authorized; 72,140,000 issued and outstanding at May 31, 2009 and 78,484,884 issued and outstanding at November 30 , 2009	785	721
Additional paid-in capital	6,616,927	603,229
Deficit accumulated during the exploration stage	(875,891)	(530,041)

Total Stockholders' Equity	5,741,821	73,909

Total Liabilities and Stockholders' Equity	$6,343,331	$201,072

The accompanying notes are an integral part of the interim financial statements.

VIPER RESOURCES, INC.
Statements of Operations - Unaudited

					November 18,
					2005 (Inception)
					Through
	Three Months Ended November 30,		Six Months Ended November 30,		November 30,
	2009	2008	2009	2008	2009

Revenue	$-	$-	$-	$-	$-

Expenses
Advertising	-	-	-	-	1,495
Accounting	4,250	2,775	8,300	7,765	40,765
Delay rentals	-	-	-	-	2,944
Depreciation	145	-	145	-	145
Directors fees	-	-	12,500	-	12,500
Exploration costs	-	2,944	-	2,944	141,756
Insurance	10,000	-	10,000	-	10,000
Legal	77,718	15,000	100,551	43,715	221,226
Office expense	8,766	3,166	12,850	5,641	26,595
Rent	6,000	6,000	12,739	12,000	47,374
Telephone	1,326	1,973	1,747	3,783	7,609
Transfer agent	760	415	760	415	21,374
Travel	10,543	4,465	10,543	16,396	33,087
Management services	30,000	30,000	75,000	60,000	188,100
Website/investor communications	31,225	1,500	99,056	6,500	108,895

Total expenses	180,733	68,238	344,191	159,159	863,865

Loss from operations	(180,733)	(68,238)	(344,191)	(159,159)	(863,865)

Other income (expense)
(Interest)	-	(1,659)	(1,659)	(3,319)	(12,026)

Income (loss) before provision for income taxes	(180,733)	(69,897)	(345,850)	(162,478)	(875,891)

Provision for income tax	-	-	-	-	-

Net income (loss)	$(180,733)	$(69,897)	$(345,850)	$(162,478)	$(875,891)

Net income (loss) per share
(Basic and fully diluted)	$(0.00)	$(0.00)	$(0.00)	$(0.00)

Basic weighted average number of common shares outstanding	78,384,884	72,020,435	78,384,884	72,020,435

Fully diluted average number of common shares outstanding	78,384,884	72,020,435	78,384,884	72,020,435

The accompanying notes are an integral part of the interim financial statements.

VIPER RESOURCES, INC.
Statements of Cash Flows - Unaudited

			November 18,
			2005 (Inception)
	Six Months Ended		Through
	November 30,		November 30,
	2009	2008	2009

Cash Flows From Operating Activities
Net income (loss) during the exploration stage	(345,850)	(162,478)	(875,891)

Adjustments to reconcile net loss to net cash provided by (used for) operating activities:
Donated office space and services	-	-	13,500
Non-cash expenses
Depreciation	145	-	145
Compensatory stock issuances	12,500	-	12,500
Changes in operating assets and liabilities
Accounts payable and accrued liabilities	(391)	229	22,325
Other assets	(50,000)	-	(50,000)
S/T receivable - prospect unwind	-	(134,437)	-
Exploration costs - lease write offs	-	-	(648)

Net cash provided by (used for) operating activities	(383,596)	(296,686)	(878,069)

Cash Flows From Investing Activities:
Fixed assets	(2,896)	-	(2,896)
Oil and gas properties	(400,000)	-	(591,871)
	(402,896)	-	(594,767)

Cash Flows From Financing Activities:
Sale of common stock	1,150,000	250,000	1,740,450
Deferred offering costs	-	-	-
Increase in due to related party	-	3,318	116,966

Net cash provided by (used for) financing activities	1,150,000	253,318	1,857,416

Net Increase (Decrease) in Cash	363,508	(43,368)	384,580

Cash at Beginning of Period	21,072	49,644	-

Cash at End of Period	$384,580	$6,276	$384,580

Schedule of Non-Cash Investing and Financing Activities
In fiscal year 2010 the Company paid cash of $400,000, issued 4,747,227 common shares valued at $4,726,000 and incurred debt of $600,000 in exchange for oil and gas properties valued at $5,726,000.
The Company also issued 153,508 common shares for debt relief of $125,262.
Supplemental Disclosure
Cash paid for interest	$-	$-	$-
Cash paid for income taxes	$-	$-	$-

The accompanying notes are an integral part of the interim financial statements.

VIPER RESOURCES, INC.
NOTES TO UNAUDITED INTERIM FINANCIAL STATEMENTS

 NOTE 1.  ORGANIZATION, OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Cobra Oil & Gas Company (the “Company”), was incorporated in the State of Nevada on November 18, 2005.  The Company was formed to engage in identifying, investigating, exploring, and where determined advantageous, developing, mining, refining, and marketing oil and gas.  The Company may also engage in any other business permitted by law, as designated by the Board of Directors of the Company.

Exploration Stage

The Company is currently in the exploration stage. During the current quarter the Company has entered into farmout agreements with Enercor, Inc. (a Nevada Corporation) with respect to three leases. The first of these gives the Company a 35% - 40% working interest in the “Tar Sands” components of leases, covering approximately 33,632 acres located in Southern Uintah County Utah, when and if granted by the U S Bureau of Land Management.

The second of these leases is a lease granted by the State of Utah to Pioneer Natural Resources which retains a 62.5% working interest. We have received a 37.5% working interest in approximately 640 acres which has rights for oil and gas drilling and which we are seeking additional rights to the tar sands in the area from the U S Bureau of Land Management.

The third of these leases is one granted by the State of Utah to Questar Corporation which owns the 37.5% residual working interest after our purchase of the 62.5% working interest from Enercor. This lease has oil and gas drilling rights and we will be seeking the tar sands approval also.

The acquisition of each of these leases was accomplished primarily through the issuance of new shares of Company common stock.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less as cash equivalents.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Income Tax

The Company accounts for income taxes under Statement of Financial Accounting Standards No. 109 (“SFAS 109”).  Under SFAS 109 deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss carryforwards and deferred tax liabilities are recognized for taxable temporary differences.  Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases.  Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.  Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Fiscal year

The Company employs a fiscal year ending May 31.

Net Income (Loss) per share

The net income (loss) per share is computed by dividing the net income (loss) by the weighted average number of shares of common outstanding.  Warrants, stock options, and common stock issuable upon the conversion of the Company’s preferred stock (if any), are not included in the computation if the effect would be anti-dilutive and would increase the earnings or decrease loss per share.

Revenue Recognition

Revenue is recognized on an accrual basis as earned under contract terms.  The Company has had no revenue to date.

Oil and Gas Interests

The company follows the full-cost method of accounting for oil and natural gas properties.  Under this method, all costs incurred in the exploration, acquisition, and development, including unproductive wells, are capitalized in separate cost centers for each country.  Such capitalized costs include contract and concessions acquisition, geological, geophysical, and other exploration work, drilling, completing and equipping oil and gas wells, constructing production facilities and pipelines, and other related costs.

The capitalized costs of oil and gas properties in each cost center are amortized on a composite units of production method based on future gross revenues from proved reserves.  Sales or other dispositions of oil and gas properties are normally accounted for as adjustments of capitalized costs.  Gain or loss is not recognized in income unless a significant portion of a cost center’s reserves is involved.  Capitalized costs associated with acquisition and evaluation of unproved properties are excluded from amortization until it is determined whether proved reserves can be assigned to such properties or until the value of the properties is impaired.  If the net capitalized costs of oil and gas properties in a cost center exceed an amount equal to the sum of the present value of estimated future net revenues from proved oil and gas reserves in the cost center and the lower of cost or fair value of properties not being amortized, both adjusted for income tax effects, such excess is charged to expense.

Since the company has not produced any oil or gas, a provision for depletion has not been made.

Financial Instruments

The carrying value of the Company’s  financial instruments, including cash and cash equivalents, as reported in the accompanying balance sheet, approximates fair value.

Recent Accounting Pronouncements

The Company has adopted the provisions of SFAS No. 123(r) which are effective in general for transactions entered into or modified after June 15, 2005.  The adoption did not have a material effect on the results of operations of the Company.

In May, 2005, the Financial Accounting Standards Board (FASB) issued SFAS No. 154, “Accounting Changes and Error Corrections – A Replacement of APB Opinion No. 20 and SFAS No. 3.” SFAS 154 changes the requirements for the accounting for and reporting of a change in accounting principle and applies to all voluntary changes in accounting principle.  It also applies to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions.  SFAS 154 requires retrospective application to prior periods’ financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change.  The provisions of SFAS No. 154 are effective for accounting changes and correction of errors made in fiscal years beginning after December 15, 2005.  The adoption of this standard is not expected to have a material effect on the Company’s results of operations or financial position.

NOTE 2.  OIL AND GAS PROPERTIES

During the period ended May 31, 2008 the Company entered into a “memorandum of Intent” with Coastal Petroleum Company which outlines the terms and conditions under which Coastal is willing to enter into a formal agreement with the Company on certain oil and gas leases owned by Coastal in Valley Creek, Montana. The leases involve approximately 82,800 net acres. Under the leases, Coastal has a 100% working interest with between 75.5% to 80.5% net revenue interests. Pursuant to the Memorandum of Intent, on May 23, 2008 we paid Coastal $180,000 in exchange for a two year option to purchase a 50% interest in the leases for $1,000,000.

Prior to exercising the purchase option, we have the right to drill a well at our expense on the leases and earn a 50% working interest in the spacing unit if the well is a producer and we make full payment for the 50% working interest. We have no obligation however, to drill any well on the leases before we exercise our right to purchase the 50% interest in the leases from Coastal.

As of November 30, 2009 we have taken no further action on this agreement.

On August 12, 2009 the Company entered into a Purchase Agreement with Enercor, Inc., a Nevada corporation.  Therein the Company acquired a 62.5% working interest in a lease covering 640 acres in Uintah County, Utah (Lease UTU 27413).  The lease is subject to aggregate royalties of 18.25%.  The lease provides for conventional oil and gas drilling.  The Company intends to apply to the Bureau of Land Management for the issuance of a Combined Hydrocarbon Lease on the property which will allow the Company to also engage in tar sands extraction activity.

On August 5, 2009 the Company entered into a Purchase Agreement with Enercor, Inc., a Nevada corporation.  Therein the Company acquired a 37.5% working interest in a lease covering 640 acres in Uintah County, Utah (Lease UTU – 38076).  The lease is subject to aggregate royalties of 18.25%.  The lease provides for conventional oil and gas drilling.  The Company intends to apply to the Bureau of Land Management for the issuance of a Combined Hydrocarbon Lease on the property which will allow the Company to also engage in tar sands extraction activity.

On July 25, 2009 the Company entered into a Purchase Agreement with Enercor, Inc., a Nevada corporation.  Therein the Company acquired a 35% – 40% interest in certain contract rights acquired by Enercor, Inc. as the successor to a Tar Sand Rights Agreement granting rights to extract tar sand deposits pursuant to Combined Hydrocarbon Leases to be issued by the Bureau of Land Management covering approximately 33,632 acres of land in Southern Uintah County, Utah.  The issuance of the Combined Hydrocarbon Leases is subject to regulatory requirements including, but not limited to, approvals of operating plans and environmental impact studies.  If the Combined Hydrocarbon Leases are issued, the right to develop the tar sand deposits covered by the Combined Hydrocarbon Leases was to be assigned to Enercor, Inc. subject to a reserved overriding royalty and Enercor, Inc. was to, in turn, assign a 35% – 40% working interest in the tar sand deposit development rights granted by the Combined Hydrocarbon Leases to the Company.  On December 8, 2009 Enercor, Inc. entered into a Tar Sands Acquisition Agreement under which it is to receive, subject to a reserved overriding royalty, on or prior to January 15, 2010, the existing federal oil and gas leases on the subject property.  Upon the closing under the Tar Sands Acquisition Agreement, the Tar Sand Rights Agreement will be deemed void and of no further effect, Enercor, Inc. will have standing to deal directly with the Bureau of Land Management in connection with the request to have Combined Hydrocarbon Leases issued on the subject property, and if Combined Hydrocarbon Leases are issued on the property, they will be issued directly to Enercor, Inc. and Enercor, Inc. will be required to assign the working interest in the tar sands deposits to the Company.  The grant of the Combined Hydrocarbon Leases to Enercor, Inc. remains subject to satisfactory completion of all regulatory requirements.  On December 29, 2009 the Company restructured its arrangement with Enercor, Inc. from a purchase and sale arrangement to a joint venture arrangement for the joint development of the property’s tar sands deposits.  The Company has a 35% interest in the joint venture which corresponds with the 35% working interest that the Company will receive from Enercor, Inc. if the Combined Hydrocarbon Leases are issued.

NOTE 3.  RELATED PARTY TRANSACTIONS

During the quarter ended November 30, 2009 the Company negotiated a settlement with Mr. Doug Berry, a former officer and stockholder, to exchange common stock of the Company for monies that had been advanced to the Company by Mr. Berry. The terms of the agreement are that the Company issue 153,508 shares of common stock in exchange for release of debt amounting to $125,262 which includes $110,625 in principal and $14,637 of accrued interest. The shares were valued at $0.816 per share which represented a 20% discount to the closing price of our common stock on the date of the Agreement.

NOTE 4. LEASE

In May 2008 the Company entered into a one year office lease at a rate of $2,000 per month plus costs. Initial expenses recorded under this lease in 2008 were $4,890. The minimum required future payments under the lease for fiscal year end 2009 are approximately $24,000.

NOTE 5. WARRANTS

In May and June of 2008 the Company sold 1,000,000 units to an investor for cash at $.25 per unit, or $500,000 total. Each unit consists of one share of common stock, and one warrant to purchase one share of common stock at an exercise price of $.40, anytime through May 15, 2011. In fiscal year 2010 the Company sold 2,419,149 units to investors for cash at $.50 - $1.00 per unit, or $1,150,000 total. Each unit consists of one share of common stock, and one warrant to purchase one share of common stock at exercise prices of $.40 - $1.25, exercisable anytime through dates from June 2011 through August 2012. No warrants were exercised through November 30, 2009, leaving a balance of 3,419,149 warrants outstanding. As the warrants are non-detachable, all proceeds from the unit sales have been allocated to common stock.

NOTE 6. INCOME TAX

The Company accounts for income taxes under Statement of Financial Accounting Standards No. 109 (“SFAS 109”). Under SFAS 109 deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

At May 31, 2008 and 2009 the Company had net operating loss carryforwards of approximately $230,000 and $520,000 which begin to expire in 2026. The deferred tax asset of approximately $73,000 and $166,000 in 2008 and 2009 created by the net operating losses have been offset by a 100% valuation allowance. The change in the valuation allowance in 2007 and 2008 was $51,086 and $92,800.

At November 30, 2009 the Company incurred an additional $345,850 in net operating losses which are added to the previously accumulated losses and will be offset by an equivalent valuation allowance.

NOTE 7.  GOING CONCERN

The Company has suffered losses from operations and has a working capital deficit.  These conditions raise substantial doubt about the Company’s ability to continue as a going concern.  The Company may raise additional capital through the sale of its equity securities, through offerings of debt securities, or through borrowings from financial institutions.  In addition, the Company hopes to generate revenues from finding and producing oil and gas on its lease properties.

NOTE 8. SUPPLEMENTAL OIL AND GAS INFORMATION

Capitalized costs at May 31, 2008 relating to the Company’s oil and gas activities are as follows:

Unproved properties, Montana, net	$180,000.

Unproved properties, Utah, net	$5,726,000.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

We have been advised that, in the opinion of the Securities and Exchange Commission, indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court’s decision.

ADDITIONAL INFORMATION

We have filed with the SEC this Registration Statement on Form S-1 under the Securities Act covering the sale by the selling stockholder of the securities offered by this prospectus. This prospectus, which is a part of the Registration Statement, does not contain all of the information in the Registration Statement and the exhibits filed with it, portions of which have been omitted as permitted by the SEC rules and regulations. For further information concerning us and the securities offered by this prospectus, please refer to the Registration Statement and to the exhibits filed therewith.

The Registration Statement, including all exhibits, may be inspected without charge at the SEC’s Public Reference Room at100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of this public reference room by calling 1-800-SEC-0330. The Registration Statement, including all exhibits and schedules and amendments, has been filed with the SEC and is available to the public from the SEC’s web site at http://www.sec.gov.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

 OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the various costs and expenses in connection with the sale and distribution of the Common Stock being registered.  All amounts shown are estimates except the Securities and Exchange Commission registration fee.

Amount to be paid
SEC Registration Fee	$299
Printing and Edgarizing expenses	$2,000
Legal fees and expenses	$25,000
Accounting fees and expenses	$10,000
Transfer agent	$500
Stock certificates	$200
Miscellaneous	$2,001

Total	$40,000

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Nevada Revised Statutes NRS 78.75021 (the “Corporation Act”) authorizes us to indemnify our officers, directors, employees, and agents, subject to the conditions set forth therein.  Our Bylaws provide that we shall indemnify our officers, directors, trustees, employees and agents against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such persons in civil, criminal, administrative or investigative (other than an action by us or in our right) proceedings by reason of their serving in such positions provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to our best interests, and with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful.  The termination of any action, suit or proceedings by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to our best interests, and with respect to any criminal action proceeding, had reasonable cause to believe that such person’s conduct was unlawful.

RECENT SALES OF UNREGISTERED SECURITIES

On September 22, 2009, we sold 600,000 units to a single subscriber pursuant to a July 6, 2009 Share Purchase Agreement.  Each unit consists of one share of common stock and one common stock purchase warrant to purchase one additional share of common stock at a price of $1.25 per share for a period of three years from issuance.  The units were issued in reliance on Section 4(2) under the Securities Act of 1933, as amended.

UNDERTAKINGS

(a) The undersigned registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)  That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)  That, for the purposes of determining liability under the Securities Act of 1933 to any purchaser

(A)
Each prospectus filed by the registrant pursuant to Rule 424(b)(3) (§230.424(b)(3) of this chapter) shall be deemed to be part of this registration as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), (b)(7) (§230.424(b)(2), (b)(5), or (b)(7) of this chapter) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) (§230.415(a) (1)(i), (vii), or (x) of this chapter) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be a part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in this prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however; that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of an undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(5)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

EXHIBITS.

Number	Description of Exhibits

3.1
Articles of Incorporation, as filed with the Nevada Secretary of State on November 18, 2005 (included as Exhibit 3.1 to the Registration Statement on Form SB-2 filed July 25, 2006, and incorporated herein by reference).

3.2	Bylaws (included as Exhibit 3.2 to the Registration Statement on Form SB-2 filed July 25, 2006, and incorporated herein by reference).

3.3	Certificate of Amendment filed with the Nevada Secretary of State on October 14, 2009 (included as Exhibit 3.1 in the Form 8-K filed on February 3, 2010)

4.1	Warrant dated August 12, 2009 for 319,419 shares issued to Baden Energy Group, Ltd. (included as Exhibit 4.1 to the Form 8-K filed August 17, 2009 and incorporated herein by reference).

5.1	Legal Opinion of Amy Trombly, Esq.

10.1	Assignment of Quit Claim of Oil and Gas Leases, dated May 15, 2006 (included as Exhibit 10.1 to the Registration Statement on Form SB-2 filed July 25, 2006, and incorporated herein by reference).

10.2	Joint Venture Agreement with DNR Oil & Gas Inc., dated May 15, 2006 (included as Exhibit 10.2 to the Registration Statement on Form SB-2 filed July 25, 2006, and incorporated herein by reference).

10.3
Joint Venture Agreement with Colorado Oil & Gas, Inc., dated May 15, 2006 (included as Exhibit 10.3 to the Registration Statement on Form SB-2 filed July 25, 2006, and incorporated herein by reference).

10.4
Well Service and Operating Agreement dated May 11, 2007 between Registrant and DNR Oil and Gas Company (included as Exhibit 10.1 to the Form 10-QSB filed October 15, 2007 for the quarter ended August 31, 2007, and incorporated herein by reference).

10.5	Executive Employment Agreement effective June 5, 2008 between Registrant and Massimiliano Pozzini (included as Exhibit 10.1 to the Form 8-K filed June 6, 2008, and incorporated herein by reference).

10.6	Assignment of Farmout Interest dated June 16, 2008 between Registrant and West Canyon Energy Corp. (included as Exhibit 10.1 to the Form 8-K filed July 2, 2008, and incorporated herein by reference).

10.7	Formal Agreement dated June 18, 2008 between Registrant and Coastal Petroleum Company. (included as Exhibit10.2 to the Form 8-K filed July 2, 2008, and incorporated herein by reference).

10.8	Share Issuance Agreement dated July 6, 2009 between Registrant and Baden Energy Group Ltd. (included as Exhibit 10.1 to the Form 8-K filed July 14, 2009, and incorporated herein by reference).

10.9	Purchase Agreement dated July 25, 2009 between Registrant and Enercor, Inc. (included as Exhibit 10.1 to the Form 8-K filed July 30, 2009, and incorporated herein by reference).

10.10	Purchase Agreement dated August 5, 2009 between Registrant and Enercor, Inc. (included as Exhibit 10.1 to the Form 8-K filed August 11, 2009, and incorporated herein by reference).

10.11	Purchase Agreement dated August 12, 2009 between Registrant and Enercor, Inc. (included as Exhibit 10.1 to the Form 8-K filed August 17, 2009, and incorporated herein by reference).

10.12
Advisory Board Agreement with Warren Dillard dated July 6, 2009 (included as Exhibit 10.13 to the Form 10-K filed August 20, 2009 for the fiscal year ended May 31, 2009, and incorporated herein by reference).

10.13	Addendum to Advisory Board Agreement with Warren Dillard dated December 15, 2009 (included as Exhibit 10.1 to the Form S-8 filed January 7, 2010, and incorporated herein by reference).

10.14	Investment Agreement by and between Viper Resources, Inc. and Dutchess Opportunity Fund, II, LP, dated January 28, 2010 (included as Exhibit 10.1 in the Form 8-K filed on February 3, 2010)

10.15	Registration Rights Agreement by and between Viper Resources, Inc. and Dutchess Opportunity Fund, II, LP, dated January 28, 2010 (included as Exhibit 10.2 in the Form 8-K filed on February 3, 2010)

23.1	Consent of Ronald R. Chadwick, P.C. (filed herewith)

23.2	Consent of Amy Trombly, Esq. (contained in Exhibit 5.1).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Houston, State of Texas, on April 6, 2010.

Viper Resources, Inc.

Dated: April 6, 2010	By:	/s/ Massimiliano Pozzoni
Chief Executive Officer
(Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)